NOWAUTO GROUP, INC. ANNOUNCES FISCAL FIRST QUARTER RESULTS.

Company continues to increase receivables while navigating through difficult economic environment

Tempe, Ariz., NowAuto Group, Inc. (NAUG:BB and NWAU.PK) today announced results for its fiscal 2008 first quarter ended September 30, 2007. The Company reported revenue of approximately $1.1 million and a net loss of $0.05 per diluted share versus revenue of approximately $1.7 million and a net profit of $0.02 per diluted share in the prior year. During the quarter ended September 30, 2007 gross margin increased from 45% to 46% reflecting increased finance income and higher margin sales. The transition from sales to leases adversely impacted reported revenue as a portion of lease revenue is recorded as deferred revenue. In addition, the Company experienced lower volume during the quarter.

Charge-offs and defaults remained high as economic conditions continued to be more difficult than expected. However, net Contract Receivables increase 12% over the prior year. In spite of these adverse events, the Company achieved a slight operating profit in the first quarter.

“The present condition of the sub-prime and below sub-prime auto market has certainly impacted our industry and our company” said CEO Scott Miller. “While our emphasis is always on collections, our challenge in the current environment is to aggressively work with our customers to maintain active contracts. In recent weeks we have re-contracted and redeemed a record number of accounts in order to avoid charge-offs wherever possible. Increases in staple goods, especially fuel, have placed a strain on our customers. Our commitment to customers and shareholders alike is that NowAuto will do whatever it can to maintain productive contracts without placing imprudent demands on our customers” Miller said.

Due to recent State legislation concerning undocumented immigrants and potential penalties upon businesses that employ them, the Company believes there has been, and will continue to be in the foreseeable future, a reduction in the sub-prime and below sub-prime auto and credit customer base. While not affecting NowAuto’s work force, this reduced customer demographic has, and may continue to, adversely affected the Company’s results.

“The higher sales season begins in a couple of months and we are making all preparations for it by increasing inventory levels, emphasizing more fuel economic vehicles, increasing our investment in vehicle conditioning and maintenance, and creating innovative finance programs to fit our customers’ budgets” said Faith Forbis, CFO.

“The company feels that is conditioning and maintaining our vehicles, both before as well as after the sale is critical to reducing charge-offs” said Tino Valenzuela, COO. “We are excited to announce the opening of our new vehicle conditioning center that opens December 1, 2007. While this will serve our customers by providing lower cost vehicle maintenance and repair, we expect this part of our business to be a profit center by the end of fiscal 2008” stated Valenzuela.

“As previously announced, we have taken significant strides in identifying an acquirer” stated Miller. “Within the last month we have been introduced to a number of candidates and have been performing due diligence and preliminary negotiations with several. While it remains premature to announce any specifics, we expect to be in a position to make a public announcement in coming weeks. Consummation of a transaction however, if there indeed is one, will not likely occur until later in fiscal 2008. Our goal is to find the candidate that offers to our shareholders the best prospects for the future” Miller added.

About NowAuto Group, Inc.

NowAuto Group, Inc. operates three buy-here-pay-here used vehicle dealerships in Arizona. The Company manages all of its installment finance contracts and purchases installment finance contracts from a select number of other independent used vehicle dealerships. Through its subsidiary, NavicomGPS, Inc. the company markets GPS tracking devices, primarily to independent used vehicle dealerships.

Note to Investors

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding NowAuto Group, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such forward-looking statements.

NowAuto Group, Inc. assumes no obligation to update the information contained in this press release. NowAuto Group, Inc.’s forward-looking statements in this press release and future results may be materially impacted by any number of factors, any or all of which could have a negative impact on sales, operating results, financial and budgetary constraints. NowAuto Group, Inc.’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company’s Form-QSBs and its Annual Report on Form 10-K. The statements made herein are independent statements of NowAuto Group, Inc. The inclusion, if any, of any third parties does not represent an endorsement of any NowAuto Group, Inc. products or services by any such third party.

For further information contact NowAuto Group, Inc. or visit the Company’s Web site at www.nowauto.com.

Contact:

NowAuto Group, Inc.
Randy Humphrey
(480) 990-0007
(480) 274-8885 (cell)
ir@nowauto.com

Source: NowAuto Group, Inc.